Exhibit 10.1

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

July 22, 2012

GenCorp Inc.
P.O. Box 537012
Sacramento, California  95853
Attention:  Kathy Redd, Vice President and Chief Financial Officer

Project XXXXX
Commitment Letter
$510.0 million Senior Bridge Facility

Ladies and Gentlemen:

GenCorp Inc. (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), and Citi (as defined below and, together with MSSF, “we”, “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”) the assets and all of the outstanding shares of the subsidiaries constituting the business previously identified to us and code-named “xxxxx” (the “Acquired Business”) pursuant to a purchase and sale agreement (the “Purchase and Sale Agreement”) between you and United Technologies Corporation, acting through its Pratt & Whitney Division (the “Seller”) for an aggregate purchase price of approximately $550.0 million (the “Purchase Price”).  All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

We understand that the total funding required to effect the Acquisition (which will not include the assumption of any indebtedness of the Acquired Business other than de minimus indebtedness permitted to remain outstanding in accordance with the Purchase and Sale Agreement) and to pay the fees and expenses incurred in connection therewith shall be $585.0 million and shall be provided solely from the Borrower’s cash on hand and the issuance (either by private placement or an underwritten public sale) by the Borrower of senior unsecured notes (the “Notes”) and/or (i) additional term loans under the Borrower’s existing senior credit facility, as the same may be increased or (ii) the issuance of equity securities (including securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar transaction), or, if and to the extent that the Borrower is unable to issue the Notes or other securities and/or procure such additional term loans, the incurrence of unsecured senior bridge loans (the “Senior Bridge Loans”) under a senior bridge facility (the “Senior Bridge Facility”), of $510.0 million, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Senior Bridge Term Sheet”).

The Acquisition, the entering into of this Commitment Letter (as defined below), the issuance of the Notes or the borrowings under the Senior Bridge Facility and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.

1.           Commitments.  Subject to and on the terms and conditions set forth herein and in the Senior Bridge Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”); (together with the Senior Bridge Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”), MSSF is pleased to inform you of its commitment to provide 56.25% of the principal amount of the Senior Bridge Facility, and Citi is pleased to inform you of its commitment to provide 43.75% of the principal amount of the Senior Bridge Facility (in such capacity, each, an “Initial Bridge Lender” and together the “Initial Bridge Lenders”).  It is agreed that (a) MSSF and CGMI shall act as co-lead arrangers (in such capacity, each a “Lead Arranger” and together the “Lead Arrangers”) and bookrunner (in such capacity, each a “Bookrunner” and together the “Bookrunners”) for the Senior Bridge Facility and (b) MSSF shall act as administrative agent for the Senior Bridge Facility (in such capacity, the “Administrative Agent”).  It is understood and agreed that (i) MSSF and its affiliates will have “lead left” placement on all marketing materials relating to the Senior Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books and (ii) Citi will have “second” placement and appear immediately to the right of MSSF on all marketing materials and will perform the duties and exercise the authority customarily performed and exercised by them in such role.  It is further agreed that no Lender (as defined below) will receive compensation with respect to the Senior Bridge Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Senior Bridge Facility, in each case unless you and we so agree.

You hereby agree that no additional advisors, agents, co-agents, arrangers or bookrunners will be appointed without the consent of the Lead Arrangers; provided, that, without the consent of the Lead Arrangers, not later than the 30th day after the date this Commitment Letter is countersigned by the Borrower, you may appoint additional agents or co-agents for the Senior Bridge Facility (each, an “Additional Commitment Party”) in a manner and with economics to be mutually agreed between you and us, subject to the immediately succeeding proviso; provided, further that (i) the economics granted to all such Additional Commitment Parties in the aggregate shall not exceed 20% of the aggregate economics of all Commitment Parties pursuant to this Commitment Letter, (ii) the economics granted to such Additional Commitment Party shall be proportionate to such Additional Commitment Party’s commitments under the Senior Bridge Facility, (iii) the economics granted to any such Additional Commitment Party shall not exceed the economics granted to any of MSSF or Citi pursuant to this Commitment Letter and (iv) each such Additional Commitment Party shall provide commitments to the Senior Bridge Facility in a manner consistent with those provided by the Initial Bridge Lenders.  The commitments of MSSF and Citi shall be reduced ratably by the commitments of the Additional Commitment Parties.

The commitment and other obligations of each Commitment Party hereunder are subject only to satisfaction or waiver of the following conditions:

(a)           The execution and delivery of the definitive loan documentation for the Senior Bridge Facility (the “Bridge Loan Documents”), in each case including, without limitation, credit agreements, guarantees and other agreements which shall, in each case, be consistent with this Commitment Letter and subject to the Limited Conditionality Provisions as set forth below; provided that the terms of the Bridge Loan Documents shall not require any amendment, waiver or consent under the Borrower’s existing senior credit facility as in effect on the date hereof.

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(b)           The execution, delivery and compliance with the terms of the Fee Letter.

(c)           (i) You shall have engaged one or more investment banks satisfactory to the Commitment Parties to publicly sell or privately place the Notes or equity securities (including securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar transaction); (ii) the execution, delivery and compliance with the terms of the engagement letter among you and such investment bank(s); and (iii) such engagement letter shall remain in full force and effect;

(d)           The satisfaction or waiver of the other conditions precedent to the initial funding of the facility contained in Exhibit B.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Acquired Business and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Senior Bridge Facility on the closing date of the Acquisition (the “Closing Date”) shall be (A) such of the representations made by the Acquired Business (or by the Seller on behalf of the Acquired Business) in the Purchase and Sale Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase and Sale Agreement as a result of a breach of such representations in the Purchase and Sale Agreement (the “Purchase and Sale Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Bridge Loan Documents shall be in a form such that they do not impair availability of the Senior Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that nothing in the preceding clause (i) shall be construed to limit the applicability of the individual conditions expressly listed in this Commitment Letter).  For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Bridge Loan Documents, the Bridge Loan Documents not conflicting with charter documents, law or contracts, solvency, Federal Reserve margin regulations, Investment Company Act, Patriot Act, OFAC, status of the Senior Bridge Facility as senior debt and “designated senior debt”.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

2.           Syndication. The Lead Arrangers reserve the right, prior to or after execution of the definitive credit documentation for the Senior Bridge Facility, to syndicate all or part of each Commitment Party’s commitment for the Senior Bridge Facility to one or more financial institutions or institutional lenders, in consultation with you (the financial institutions becoming parties to the Bridge Loan Documents being collectively referred to herein as the “Senior Bridge Lenders”); provided that notwithstanding the Lead Arrangers’ right to syndicate the Senior Bridge Facility and receive commitments with respect thereto, (i) no Initial Bridge Lenders shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Bridge Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Bridge Lenders’ commitments in respect of the Senior Bridge Facility until the initial funding of the Senior Bridge Facility, (iii) unless you otherwise agree in writing, the Initial Bridge Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) your consent (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, prior to the one-year anniversary of the Closing Date, any Initial Bridge Lender would hold less than a majority of the outstanding Senior Bridge Loans committed to by such Initial Bridge Lender.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of such syndications is not a condition to its commitments hereunder.

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The Lead Arrangers will exclusively manage all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Senior Bridge Facility among the Senior Bridge Lenders.

Until the date that is 90 days after the Closing Date (the “Syndication Date”), you agree to actively assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you.  Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) as the Lead Arrangers may reasonably request, making senior management, representatives and advisors of Borrower available (and using your commercially reasonable efforts to make senior management of the Acquired Business available) to participate in informational meetings with potential Lenders at such times and, to the extent applicable, places, to be mutually agreed; (ii) ensuring that the syndication effort benefits from Borrower’s existing lending relationships and to the extent practical and appropriate, using commercially reasonable efforts to ensure that the syndication efforts benefit from the Acquired Business’s (or the Seller’s) existing lending relationships; (iii) your assistance (including using commercially reasonable efforts to cause the Acquired Business (and its advisors, as applicable) to assist) in the preparation of a confidential information memorandum for the Senior Bridge Facility and other marketing materials to be used in connection with the syndication; (iv) promptly providing the Lead Arrangers with all customary information reasonably deemed necessary by it to successfully complete the syndication; (v) providing copies of any due diligence reports or memoranda prepared at the direction of you of any of your affiliates by legal, accounting, tax or other advisors in connection with the Acquisition (subject to the delivery of customary non-disclosure and non-reliance agreements); and (vi) using its commercially reasonable efforts to arrange for (A) the rating of the Notes by Moody’s and S&P and (B) an updated corporate family/corporate credit rating in respect of Borrower from Moody’s and S&P, in each case, prior to the commencement of the Marketing Period (as defined in Exhibit B).  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you or any of your affiliates.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Party in connection with the syndication of the Senior Bridge Facility shall be those required to be delivered pursuant to Exhibit B hereto.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date.

To ensure an orderly and effective syndication of the Senior Bridge Facility you agree that, until the earlier of (i) the Syndication Date and (ii) the repayment in full of the Senior Bridge Facility, you will not and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof other than the Borrower’s existing senior credit facility, which may be extended for up to one year) (other than additional term loans in an amount not to exceed $50.0 million (and commitments with respect thereto, such commitments the “Additional Term Loan Commitments”), which shall reduce the commitments for the Senior Bridge Loans hereunder in accordance with Exhibit A), the Senior Bridge Facility, the Notes, the Securities (as defined in Exhibit A) (or other debt securities issued to refinance the Senior Bridge Facility in whole or in part, or otherwise issued in accordance with the terms of the Fee Letter)), in each case, that could reasonably be expected to (in the sole discretion of the Lead Arrangers) adversely affect the syndication of the Senior Bridge Facility in any material respect without the prior written consent of the Lead Arrangers.

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3.           Information.  You represent and warrant that (a) all information (other than the Projections referred to below and information of a general economic or industry specific nature) that has been or will hereafter be made available by or on behalf of the Borrower, the Acquired Business or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Senior Bridge Lender or any potential Senior Bridge Lender (to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) is and will be complete and correct in all material respects as of the date such information is made available and does not and will not, as of the date such information is made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Senior Bridge Lender or any potential Senior Bridge Lender in connection with the Transactions (which information shall be to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related financial projections are made available to any Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Syndication Date you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Acquired Business, you will use commercially reasonable efforts to) promptly supplement the Information and or Projections so that (with respect to the Information and Projections relating to the Acquired Business and its subsidiaries, to the best of your knowledge) such representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.  You agree that, in issuing the commitments hereunder and in arranging and syndicating the Senior Bridge Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Acquired Business without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Senior Bridge Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Senior Bridge Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Acquired Business, the Seller or their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree that each document to be disseminated by the Lead Arrangers to any Senior Bridge Lender or potential Senior Bridge Lender in connection with the syndication of the Senior Bridge Facility will be identified by you as either (x) containing Private Lender Information or (y) containing solely Public Lender Information.  You acknowledge that the following documents will contain solely Public Lender Information:  (a) drafts and final definitive documentation with respect to the Senior Bridge Facility; (b) administrative materials prepared by the Lead Arrangers for potential Bridge Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (c) notification of changes in the terms of the Senior Bridge Facility.

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4.           Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arrangers, the Administrative Agents and the Commitment Parties for all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arrangers, the Administrative Agents and the Commitment Parties or their respective affiliates (whether incurred before or after the date hereof) in connection with the Senior Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter, the Bridge Loan Documents and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel, regardless of whether any of the Transactions is consummated.  You further agree to pay all reasonable and documented out-of-pocket costs and expenses of the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  Once paid, such fees shall not be refundable under any circumstances.  The terms of the Fee Letter are an integral part of each Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to each Commitment Party’s commitment hereunder.

5.           Indemnity.  You agree to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agent and Senior Bridge Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Senor Bridge Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of such Indemnified Person.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower, the Acquired Business, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Senior Bridge Facility or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower, the Acquired Business, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Senor Bridge Facility or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence, bad faith or willful misconduct, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment hereunder on a several, and not joint, basis with any other Commitment Party.

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You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6.           Confidentiality.  You agree that this Commitment Letter and the Fee Letter and the contents thereof is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed) other than to your affiliates and your and their officers, directors, employees, attorneys, accountants, agents and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (but not the Fee Letter) to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following your acceptance of the provisions hereof and the return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may disclose the Commitment Letter (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Senior Bridge Facility or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose the existence and contents of this Commitment Letter, including the Exhibits A and B to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (v) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) and (vi) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Bridge Facility and/or the Notes or in any public filing relating to the Transactions.

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Each Commitment Party and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by any Commitment Party from a third party that is not, to any Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by any Commitment Party based upon publicly available information, (f) to any Commitment Party’s affiliates and to their and their affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, provided that any Commitment Party shall be responsible for any breach by any of such persons of such obligation, (g) to potential or prospective lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) with your consent or (j) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Senior Bridge Facility or in connection with any public filing relating to the Transactions; provided that the disclosure of any such information to any potential or prospective Lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or prospective participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Company Materials or other marketing materials) in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information.  Each Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bridge Loan Documents upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

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7.           Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Senior Bridge Lenders are required to obtain, verify and record information that identifies the Borrower and the Acquired Business and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Senior Bridge Lender to identify the Borrower and the Acquired Business in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Parties and each other Senior Bridge Lender.

8.           Governing Law etc.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby, and agree not to bring or support any action, claim or proceeding arising therefrom in any other court, and further agree that any service of process, summons, notice or document by registered mail addressed to the parties hereto shall be effective service of process for any suit, action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.  You agree that the foregoing provisions of this paragraph shall also apply to your subsidiaries to the same extent as to you, and the extension of our commitments hereunder is being made in reliance on the foregoing.  Nothing herein will affect the right of any Lead Arranger or the Administrative Agent or any Commitment Party to serve legal process in any other manner permitted by law.

9.           Other Activities; No Fiduciary Relationship; Other Terms.

As you know, each of the Commitment Parties is a full service securities firm engaged, either directly or indirectly through its respective affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each of the Commitment Parties or their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities.  Each of the Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

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The Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Acquired Business or the Borrower and may provide financing or other services to parties whose interests conflict with yours.  You agree that the Lead Arrangers, the Administrative Agent and the Commitment Parties will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agent and the Commitment Parties on the one hand and the Acquired Business or the Borrower, or their respective management, stockholders or affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agent and the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as a fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agent and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you or the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.

You acknowledge that Citi has been retained as the buy-side financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our relationship with you as described and referred to herein.

You further acknowledge and agree that you and your respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice.  You and your respective subsidiaries agree that you or they will not claim that the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you or your or their respective subsidiaries, in connection with the Transactions or the process leading thereto and you, the Borrower and your respective subsidiaries hereby waives, to the fullest extent permitted by law, any claims you or they may have against the Lead Arrangers, the Administrative Agent, the Commitment Parties or any of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Lead Arrangers, the Administrative Agent, the Commitment Parties and their respective affiliates shall not have any liability (whether direct or indirect) to you or any of your respective subsidiaries or affiliates in respect of such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you or them, including, your or their respective stockholders, employees or creditors.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion.  You also agree that any Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates.  You acknowledge that any Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Acquired Business, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.  We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

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10.           Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on July 23, 2012.  If this Commitment Letter and the Fee Letter are not signed and returned as described in the preceding sentence by such time and date, this offer will terminate at such time on such date.  Thereafter, the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter shall automatically terminate unless each of the Senior Bridge Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Bridge Loan Documents by all of the parties thereto and the consummation of the Acquisition; (ii) July 21, 2013, if the Bridge Loan Documents shall not have been executed and delivered by all such parties thereto; and (iii) the date of termination or abandonment of the Purchase and Sale Agreement.  You shall have the right to terminate this Commitment Letter and the lending commitments of the Senior Bridge Lenders hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in this Commitment Letter and in the Fee Letter; provided that any termination of a portion but not all of the lending commitments of the Commitment Parties hereunder shall be applied pro rata to the lending commitments of the Commitment Parties (based upon each Commitment Party’s lending commitments as a percentage of the aggregate commitments of the Commitment Parties hereunder).

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and the Commitment Parties with respect to the Senor Bridge Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Parties or any of their affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Section 1 (clause (i) of the second paragraph only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

[Remainder of page intentionally left blank]

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Nicholas Romig
	Name:	Nicholas Romig
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Chris Abbate
	Name:	Chris Abbate
	Title:	Managing Director

Agreed to and accepted as of the date first written above:

GENCORP INC.

By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President, Chief Financial Officer and Assistant Secretary

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EXHIBIT A

CONFIDENTIAL

Senior Bridge Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Principal Terms and Conditions is attached.

Borrower:	GenCorp Inc. (“Borrower”).

Acquisition:	As described in the Commitment Letter.

Lead Arrangers:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citigroup Global Markets Inc. (“CGMI”) (in their capacities as a lead arranger, the “Lead Arrangers”).

Bookrunners:	MSSF and CGMI (in their capacities as a bookrunner, the “Bookrunners”).

Administrative Agent:	MSSF (in its capacity as administrative agent, the “Administrative Agent”).

Bridge Lenders:
The Initial Bridge Lenders, the Additional Commitment Parties, if any, and/or other financial institutions selected by the Lead Arrangers in consultation with, and reasonably acceptable to, the Borrower (the “Bridge Lenders”).

Bridge Loans:
The Bridge Lenders will make senior unsecured loans (the “Bridge Loans”) to Borrower on the Closing Date in an aggregate principal amount not to exceed $510.0 million, minus, (i) the aggregate principal amount of Notes and/or Securities issued prior to the Closing Date and (ii) up to $50.0 million in aggregate principal amount of Additional Term Loan Commitments under the second amended and restated credit agreement, dated as of November 18, 2011, among the Borrower, the guarantors party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as the same may be amended or extended from time to time, the “Existing Credit Agreement”), to the extent such commitments are delivered by the lenders providing such commitments within 30 days of the date the Commitment Letter is countersigned by the Borrower; provided, further, that (x) the aggregate principal amount of Bridge Loans, together with the aggregate principal amount of Notes and/or Securities issued on or prior to the Closing Date, shall not be less than $460.0 million; provided, that such amount shall be reduced by any amounts by which the Bridge Loan commitments are reduced in accordance with the terms of the Commitment Letter, (y) the aggregate principal amount of Securities (other than the Notes or high yield senior unsecured debt securities issued in lieu of the Notes) shall not exceed $160.0 million and (z) the aggregate principal amount of the Bridge Loans, together with the aggregate principal amount of Notes issued on or prior to the Closing Date, shall not be less than $300.0 million.

Purpose:	The proceeds of the Bridge Loans will be used (a) to finance the Acquisition and the Transaction and (b) to pay fees and expenses incurred in connection with the Transactions.

Availability:	A single drawing may be made on the Closing Date of the full amount of the Bridge Loan. Amounts borrowed under the Senior Bridge Facility and repaid or prepaid may not be reborrowed.

Documentation:
The definitive documentation for the Bridge Loans will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit A and provisions that are usual for facilities and transactions of this type, the definitive terms of which will be negotiated in good faith (including as to operational requirements of Borrower and its subsidiaries in light of their industries, businesses and business practice and as to then-prevailing market conditions); provided however, that definitive documentation for the Bridge Loans shall not require any amendment, waiver or consent under the Existing Credit Agreement as in effect as of the date the Commitment Letter is countersigned by the Borrower.  The documentation for the Bridge Loan will include, among others, a credit agreement (the “Bridge Loan Agreement”), guarantees and other appropriate documents (collectively, the “Bridge Loan Documents”).

Conversion and Maturity Dates:
All Bridge Loans shall have an initial maturity date that is the one year anniversary of the Closing Date (the “Bridge Loan Maturity Date”), which shall be extended as provided below.  On the Bridge Loan Maturity Date, any Bridge Loan that has not been previously repaid in full will be automatically converted into a term loan (any such loan, a “Senior Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”), subject to the conditions set forth herein.  The date on which Bridge Loans are extended as Senior Term Loans is referred to as the “Conversion Date.”

The Senior Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth on Annex II hereto.

Exchange of the Senior Term Loans:	At any time or from time to time on or after the Conversion Date, at the option of the Bridge Lenders, the Senior Term Loans may be exchanged in whole or in part for senior unsecured notes (the “Exchange Securities”) having an equal principal amount; provided that Borrower may defer the first issuance of Exchange Securities until such time as Borrower shall have received requests to issue an aggregate of at least $50.0 million in aggregate principal amount of Exchange Securities.

When issued, the Exchange Securities will be governed by an indenture to be entered into between Borrower and a trustee that complies with the Trust Indenture Act, with terms to be mutually agreed, which shall have the terms set forth in this exhibit for such Exchange Securities.

Prior to the effectiveness of a Shelf Registration Statement (as defined below) or consummation of a Registered Exchange Offer (as defined below), if reasonably requested by the Lead Arrangers or at any time prior thereto in connection with a contemplated exchange by any Bridge Lender of Senior Term Loans for Exchange Securities, Borrower shall use commercially reasonable efforts to (i) deliver to the Lender that is receiving Exchange Securities, and to such other Lenders as the Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Securities by such Lenders, in such form and substance as reasonably acceptable to Borrower and the Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions substantially similar to those in the Lead Arranger’s standard Rule 144A securities purchase agreements (including indemnification provisions) if requested by the Bridge Lender, (iii) in connection with any sale by such Bridge Lender, deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Bridge Lender and such certificates as the Bridge Lender may request as would be customary in Rule 144A offerings and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Bridge Lender in connection with issuances or resales of Exchange Securities, including providing such information regarding the business and operations of Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Securities and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Notwithstanding the foregoing, the obligation to keep an offering memorandum updated shall be subject to customary “blackout” periods of not more than 45 days in any 90-day period, not to exceed 90 days in any year, for material developments.  Upon effectiveness of any Shelf Registration Statement, consummation of any Registered Exchange Offer or notice by the Lead Arrangers that the Lead Arrangers have resold all of their respective Exchange Securities, Borrower shall have no obligation to provide or update any offering memorandum pursuant to this section.

Availability of the Exchange Securities:
The Exchange Securities will be available only in exchange for the Senior Term Loans.  The principal amount of any Exchange Security will equal 100% of the aggregate principal amount of the Senior Term Loan for which it is exchanged.

Guarantee:
The obligations of Borrower in respect of the Bridge Loans, the Senior Term Loans and the Exchange Securities will be unconditionally and irrevocably guaranteed on a senior basis (the “Guarantees”) by all of Borrower’s subsidiaries that guarantee the Borrower’s existing senior secured credit facilities (the “Bank Facilities”).

Collateral:	None.

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Ranking:	The Bridge Loans, the Senior Term Loans and the Exchange Securities shall be pari passu for all purposes.

With respect to the Bank Facilities, the Bridge Loans, the Senior Term Loans and the Exchange Securities shall constitute senior unsecured debt and shall rank pari passu in right of payment with the Bank Facilities.

Mandatory Prepayments:
Borrower will be required to prepay the Bridge Loans on a pro rata basis from the net proceeds (subject, in all respects, to the mandatory prepayments under the Bank Facilities) from the incurrence of any debt by Borrower or any of its subsidiaries or the issuance of any equity by Borrower or any of its subsidiaries or from all non-ordinary course asset sales by Borrower or any of its subsidiaries in excess of amounts reinvested in the business of Borrower or its restricted subsidiaries, with exceptions and baskets usual and customary for financings of this type.

Borrower will be required to prepay all Bridge Loans at 100% and offer to repurchase all the Exchange Securities at 101% of the outstanding principal amount thereof plus accrued and unpaid interest to the date of repayment, upon the occurrence of a change of control (to be defined in a manner consistent with the Bank Facilities).

The net cash proceeds from the issuance of the Securities (as defined in the Engagement Letter dated the date hereof and delivered herewith with respect to the Notes (the “Engagement Letter”)), will be applied to refinance the Bridge Loans held by the Bridge Lenders or their affiliates, notwithstanding the pro rata provisions otherwise applicable to redemptions and prepayments.

Optional Prepayment:
The Bridge Loans and the Senior Term Loans will be prepayable at par at any time upon not less than one business days’ prior notice at Borrower’s option, in whole or in part, plus accrued and unpaid interest.  Breakage costs, if any, will be paid by Borrower.

The Exchange Securities will be non-callable for four (4) years from the Closing Date (subject to customary 35% clawback provisions in the first three years after the Closing Date with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero two years before the maturity of the Exchange Securities; provided, however, that any Exchange Securities will be callable prior to such fourth anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

Notwithstanding the foregoing, upon a Demand Failure Event (as defined below), the Bridge Loans will have the optional prepayment provisions applicable to the Exchange Securities, except that prepayments prior to the first anniversary of the Closing Date at par will be permitted with the proceeds of the Securities.

No prepayment of the Bridge Loans will be permitted following issuance of a notice by the Commitment Party or any of its affiliates demanding issuance of the Securities (a “Permanent Debt Notice”) other than with the proceeds of the Securities and, after a Demand Failure Event, pursuant to the prepayment provisions applicable to the Bridge Loans after Demand Failure Event.

Representations and Warranties:	Representations and warranties usual and customary for high yield financings; provided that such representations and warranties shall be substantially identical to the Bank Facilities.

Conditions Precedent to Bridge Loans:
The availability of the initial borrowing on the Closing Date shall be conditioned solely upon satisfaction of the applicable conditions specified in paragraph 1 of the Commitment Letter and the Summary of Additional Conditions Precedent as described in Exhibit B of the Commitment Letter.

Covenants:
In the case of the Bridge Loans, the Senior Term Loans and the Exchange Securities, such affirmative and negative covenants as are usual and customary for high yield securities and bridge loans (including, without limitation, a covenant to refinance the Bridge Loans with the Securities) and based on and consistent with the terms and conditions of the Bank Facilities, to the extent applicable, with modifications to reflect the Transactions (including as to the operational requirements of the Acquired Business and its subsidiaries in light of their industries, businesses and business practice and then prevailing market conditions) it being understood that during the first year after the Closing Date, debt, restricted payments and liens covenants will be more restrictive.

Financial Covenants:	None.

Events of Default:	1.	Failure to pay principal, interest or any other amount when due.

2.	Representations or warranties materially incorrect when given.

3.	Failure to comply with covenants (with notice and cure periods as applicable).

4.	Cross-acceleration to debt aggregating an amount to be agreed.

5.	Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

6.	Bankruptcy or insolvency.

7.	Actual or asserted invalidity of any Guarantee or any other Bridge Loan Document.

Any notice periods, cure periods or amounts shall be consistent with those contained in the events of default in the Bank Facilities; provided, however, that in the case of the Bridge Loans (but not the Senior Term Loans or Exchange Securities) (i) the notice periods, cure periods or amounts may be more restrictive than the notice periods, cure periods or amounts contained in the Bank Facilities and (ii) the cross-acceleration event of default may be changed to a cross payment event of default, as reasonably agreed by the Lead Arrangers and the Borrower.

Demand Failure:
If the Securities are not issued and the Bridge Loans are not repaid or the commitments in respect thereof are not replaced with the proceeds of the Securities in accordance with a Permanent Debt Notice (a “Demand Failure Event”), the Bridge Loans intended to be refinanced pursuant to the Permanent Debt Notice (such portion, the “Demand Failure Bridge Loans”) shall, commencing on the Closing Date if such Demand Failure Event is on or prior to the Closing Date, or commencing on the date of such Demand Failure Event if such Demand Failure Event is after the Closing Date, (i) bear interest at the Total Interest Cap (plus default interest, when applicable), (ii) provide that all voluntary prepayments other than prepayments with the Proceeds of Permanent Debt shall be subject to the premium applicable to the Exchange Securities and (iii) provide for covenants and events of default substantially identical to those of the Exchange Securities.

Registration Rights with Respect to Exchange Securities:
Borrower will use commercially reasonable efforts either (a) to file a shelf registration statement covering the Exchange Securities (which may be an existing registration statement) (a “Shelf Registration Statement”) and cause such Shelf Registration Statement to become effective within 180 days after the first issuance of Exchange Securities (the “Issue Date”) or (b) (i) to file a registration statement relating to an exchange offer in which Borrower offers registered notes having terms substantially identical to the Exchange Securities (the “Substitute Notes”) in exchange for all outstanding Exchange Securities (the “Registered Exchange Offer”) and (ii) consummate the Registered Exchange Offer within 180 days after the Issue Date.

If a Shelf Registration Statement is filed, Borrower will use commercially reasonable efforts to keep such Shelf Registration Statement effective and available (subject to customary “blackout” periods of not more than 45 days in any 90-day period, not to exceed 90 days in any year) until it is no longer needed to permit unrestricted resales of Exchange Securities (but in no event longer than one year).

If (a) a Shelf Registration Statement for the Exchange Securities has not become effective, or (b) Borrower has not effected the Registered Exchange Offer, in each case within the timeframes set forth above (a “Registration Default”), Borrower shall pay additional interest to each holder of Exchange Securities with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Securities held by such holder.  The amount of the additional interest will increase by an additional 0.25% per annum on the principal amount of Exchange Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount for all Registration Defaults of 1.00% per annum.

In addition, unless and until Borrower has consummated the Registered Exchange Offer or caused the Shelf Registration Statement to become effective, the holders of the Exchange Securities will have the right to “piggyback” the Exchange Securities in the filing by Borrower of any new registration statement (other than a Form S-4) with respect to any debt securities (subject to customary scale-back provisions) unless all of the Exchange Securities and Bridge Loans will be redeemed or repaid from the proceeds of such securities.

Voting:
Amendments and waivers of the documentation for the Bridge Loans and the other definitive credit documentation related thereto will require the approval of Bridge Lenders holding at least a majority of the outstanding Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) additional restrictions on the right to exchange Senior Term Loans for Exchange Securities or any amendment of the rate of such exchange, (iii) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities and (iv) any amendment to the redemption times, non-call period or call premiums in the Exchange Securities.

Assignment and Participation of Loans:
Subject to the prior notification of the Bridge Administrative Agent, the Bridge Lenders will have the right to assign loans and commitments to their affiliates and to other Bridge Lenders (and affiliates of such other Bridge Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions after the Closing Date in consultation with, but without the consent of, Borrower; provided, however, that prior to the Bridge Loan Maturity Date, unless there has been a Demand Failure Event or any bankruptcy event with respect to the Borrower, the consent of Borrower (such consent not to be unreasonably withheld) shall be required with respect to any assignment by an Initial Bridge Lender, if, subsequent thereto, such Initial Bridge Lender would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans originally held by such Bridge Lender.  In no event will assignments of participations be made to the Borrower or its affiliates.  Minimum aggregate assignment level (except to affiliates of the assigning Bridge Lender and other Bridge Lenders and their affiliates) of $5,000,000 and increments of $1,000,000 in excess thereof.

Each Bridge Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Right to Transfer Exchange Securities:
The holders of the Exchange Securities shall have the right to transfer such Exchange Securities in compliance with applicable law to any Eligible Holder.  “Eligible Holder” will mean (a)  a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (b) a person acquiring the Exchange Securities pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (c) a non-U.S. person acquiring the Exchange Securities in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Securities for its own account and that it is not acquiring such Exchange Securities with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Yield Protection, Taxes and Other Deductions:
The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Bridge Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

The Bridge Loan Documents will provide that all payments are to be made free and clear of any taxes (other than (i) taxes imposed on or measured by net income (or franchise taxes imposed in lieu thereof) by the jurisdiction of the lender's applicable lending office and (ii) taxes imposed under the foreign accounts tax compliance provisions of current Sections 1471 and 1472 of the Code (and any amended or successor version that is substantively comparable).  In addition, there will be a customary exception for “day one” U.S. federal withholding tax.

Expenses and Indemnification:	Customary provisions regarding expense reimbursement and indemnification by the Credit Parties.

Governing Law and Forum:
The laws of the State of New York.  Each party to the Bridge Loan Documents will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York, Borough of Manhattan.

Counsel to Bridge Lenders, Lead Arrangers and Administrative Agent:	Cahill Gordon & Reindel llp

ANNEX I
to Exhibit A

Senior Bridge Facility
Interest Rates and Fees

Bridge Loans:
Prior to the Bridge Loan Maturity Date, the Bridge Loans will bear interest at a rate per annum expressed as three month LIBOR (as adjusted quarterly and adjusted for all applicable reserve requirements) plus the Spread (the “Applicable Interest Rate”).  The Spread will initially be 750 basis points.  If the Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter.  Notwithstanding the foregoing, the interest rate in effect on the Bridge Loans at any time prior to the Bridge Loan Maturity Date shall not exceed the Total Interest Cap (as defined in the Fee Letter).

In no event shall LIBOR be deemed to be less than 1.50%.

Interest on the Bridge Loans will be payable in arrears at the end of each monthly period and at the Bridge Loan Maturity Date. Interest on the Bridge Loans shall not exceed the Total Interest Cap.

Upon the occurrence of a Demand Failure Event the Bridge Loans will accrue interest at the fixed rate of the Total Interest Cap.

To the extent that LIBOR cannot be determined or any Lender is unable to maintain a LIBOR loan, the Bridge Loans shall bear interest at a rate per annum equal to the higher of (x) the Federal Funds Rate plus 0.50% per annum and (y) the Prime Rate (as determined by the Bridge Administrative Agent), plus in each case the spread as indicated above (minus 100 bps).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

LIBOR will at all times include statutory reserves.

On and after the first anniversary of the Closing Date, the Senior Term Loans will bear interest at a rate equal to the Total Interest Cap.  On and after the first anniversary of the Closing Date, interest on the Bridge Loans will be payable quarterly in arrears.

Exchange Securities:	The Exchange Securities will bear interest at the Total Interest Cap.

Annex I-A-1

Interest on the Exchange Securities will be payable semiannually in arrears.

Default:
Upon the occurrence and during the continuance of an event of default or a payment default, interest will accrue on the amount of any loan or other amount outstanding under the Senior Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Senior Bridge Facility and will be payable on demand.  Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the interest rate payable with respect to the Senior Bridge Facility or Exchange Securities affect the payment of any default rate of interest in respect of any Bridge Loans or Exchange Securities.

Annex I-A-2

ANNEX II
to Exhibit A

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Senior Term Loans will bear interest at an interest rate per annum equal to the Total Interest Cap. Interest will be paid in cash.

Interest shall be payable on the last day of each fiscal quarter of Borrower and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

Covenants, Defaults and Mandatory Prepayments:
Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Exchange Securities, if issued, will also be applicable to the Senior Term Loans in lieu of the corresponding provisions of the Bridge Loan Documents; provided, however, that such covenants, mandatory prepayments and defaults shall not be materially more restrictive, taken as a whole, than those contained in the Bank Facilities.

Optional Prepayment	The Senior Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of Borrower at any time.

Annex II-A-1

CONFIDENTIAL	EXHIBIT B

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Additional Conditions Precedent is attached.

The initial borrowing of Bridge Loans shall be subject to the following conditions precedent:

1.           Consummation of the Acquisition.  The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of Bridge Loans in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder unless previously consented to by the Lead Arrangers other than any waiver or amendment that is not materially adverse to the Lenders or the Lead Arrangers, it being understood that (a) any decrease in the Purchase Price of less than 10% shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Bridge Loans and (b) without the prior consent of the Lead Arrangers, the Borrower shall not increase the portion of the Purchase Price payable in cash.  Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than the Senior Bridge Facility, the Securities (including convertible subordinated debt securities in an aggregate principal amount not to exceed $160.0 million; provided that such convertible subordinated debt securities (i) are issued prior to the date that is 180 days after the date hereof, (ii) have a maturity date at least five years and six months after the Closing Date and (iii) are subordinated in right of payment to the Bridge Loans and the Notes on terms customary for convertible debt securities, but in any event no less favorable to the Commitment Parties than the subordination provisions in the Borrower’s existing convertible subordinated notes due 2039), indebtedness under the Bank Facilities as in effect on the date hereof, loans pursuant to the Additional Term Loan Commitments, the Borrower’s convertible subordinated notes due 2024, the Borrower’s convertible subordinated debentures due 2039 and other de minimus and ordinary course indebtedness to be agreed, including such indebtedness of the Acquired Business permitted to remain outstanding under the Purchase and Sale Agreement as in effect on the date hereof, and no default shall exist under any indebtedness of the Borrower or any of its subsidiaries.

2.           Borrower Financial Statements.  As soon as possible and in any event not later than the Closing Date (or, if an Escrow Demand Notice (as defined in the Fee Letter) is issued, the Escrow Closing Date (as defined in the Fee Letter)), the Lenders shall have received (a) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of November 30, 2011, and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (or the Escrow Closing Date, as applicable) and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for the year ended November 30, 2009, the year ended November 30, 2010 and the year ended November 30, 2011 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (or the Escrow Closing Date, as applicable) (the “Borrower Audited Financial Statements”) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of and for each subsequent quarterly period ended at least 45 days prior to the Closing Date (or the Escrow Closing Date, as applicable) (with respect to which independent auditors shall have performed a SAS 100 review) (the “Borrower Unaudited Financial Statements”), which audited and unaudited financial statements shall prepared in accordance with United Stated generally accepted accounting principles (“U.S. GAAP”).

3.           Acquired Business Financial Statements.  As soon as possible and in any event not later than the Closing Date (or if an Escrow Demand Notice is issued, the Escrow Closing Date), the Lenders shall have received (a) audited consolidated balance sheets of the Acquired Business as of December 31, 2010 and as of December 31, 2011 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (or the Escrow Closing Date, as applicable) and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the year ended December 31, 2009, the year ended December 31, 2010 and the year ended December 31, 2011 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (or the Escrow Closing Date, as applicable) (the “Acquired Business Audited Financial Statements”) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of and for each subsequent quarterly period ended at least 45 days prior to the Closing Date (or the Escrow Closing Date, as applicable) (with respect to which independent auditors shall have performed a SAS 100 review)(the “Acquired Business Unaudited Financial Statements”), which audited and unaudited financial statements shall be prepared in accordance with U.S. GAAP, with the exception of any adjustments or omissions permitted with respect to a “carve-out” financial statement under the rules and regulations promulgated by the Securities Exchange Commission.

4.           Pro Forma Financial Statements; Projections.  The Lenders shall have received a pro forma consolidated balance sheet as of the Closing Date (or if an Escrow Demand Notice is issued, the Escrow Closing Date), and related statements of income and cash flows of the Borrower, as well as pro forma levels of EBITDA (collectively, the “Pro Forma Financial Statements”), as of the ending date of and for (i) the latest fiscal year of Borrower ended at least 90 days prior to the Closing Date (or the Escrow Closing Date, as applicable), (ii) for the latest four quarter period ending with the latest period covered by the quarterly Unaudited Financial Statements and (iii) if applicable, for each period for which the Borrower will be required to provide pro forma information in connection with the Transactions pursuant to the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder), in each case, after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of the period (in the case of the income statements).  Borrower shall have delivered its most recent projections through the 2019 fiscal year, prepared on a quarterly basis through the end of 2014.

5.           Solvency.  The Lenders shall have received a solvency certificate from the chief financial officer of Borrower, in form and substance reasonably requested by the Lenders, confirming the solvency of Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions.

6.           Offering Document for Notes.  Borrower shall, on the date that is not later than the earlier of (i) six months after the date the Commitment Letter is countersigned by the Borrower and (ii) 20 business days prior to the Closing Date, have (i) prepared an offering memorandum suitable for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A debt offerings, including discussion of Borrower, risk factors, financial statements, pro forma financial statements and other financial data of the type and form customarily included in such offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be necessary for the Investment Banks (as defined in the Fee Letter) to receive customary “comfort” from independent accountants (including customary “negative assurances”) in connection with the offering of the Notes (collectively, the “Offering Document”); (ii) caused the independent registered public accountants of Borrower and the Acquired Business to provide drafts of customary comfort letters that such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings and (iii) caused the senior management and other representatives of Borrower and use commercially reasonable efforts to cause the senior management and other representatives of the Acquired Business to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 20 business day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) (such period, the “Marketing Period”); provided that each consecutive 20 business day period referenced in this paragraph shall (i) either be completed prior to August 20, 2012 or shall commence after September 3, 2012 and (ii) either be completed prior to December 17, 2012 or shall commence after January 2, 2013; provided further that November 21-23, 2012 and July 3-5, 2013, in each case shall not be considered business days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph.

7.           Miscellaneous Closing Conditions.  Delivery of customary legal opinions of Borrower’s and the Commitment Party’s counsel; the Specified Representations and the Purchase and Sale Agreement Representations are true in all respects; customary evidence of authorization; all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing of the Bridge Loans, have been paid (which amounts may be offset against the proceeds of the Bridge Loans).

8.           Material Adverse Effect.  Since November 30, 2011, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries (including the Acquired Business) after giving effect to the Transactions.